EXHIBIT 12
                             MERCURY FINANCE COMPANY

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                       RATIO OF EARNINGS TO FIXED CHARGES

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Year Ended December 31 (dollars in thousands)

                                  1995               1994             1993             1992             1991

Net Income                        $74,129            $86,545          $64,927          $45,723          $32,816

Added fixed charges:
  Cost of Borrowing                57,303             39,375           32,993           29,525           28,796
  One-third of rentals              1,370              1,056              873              635              536

  Total fixed charges:            $58,673            $40,431          $33,806          $30,160          $29,332


   Provisions for
     income taxes:
   Federal                         38,895             46,797           34,634           23,914           17,429
   State                            7,084              7,648            5,306            4,025            3,257

   Total income taxes             $45,979            $54,445          $39,940          $27,939          $20,686


   Total "earnings"
     (net income,
     fixed charges and
     income taxes)               $178,781           $181,421         $138,673         $103,822          $82,834


Ratio of "earnings" to fixed
 charges                             3.05               4.49             4.10             3.44             2.82

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